Wellness Center USA Inc. Concludes Relationship with JMJ Financial

FOR IMMEDIATE RELEASE

SCHAUMBURG, IL – April 20, 2015 (GLOBE NEWSWIRE) -- Wellness Center USA, Inc. (OTCQB: WCUI), today reports that it has completed its second and final payment to JMJ Financial (JMJ) under the Note Termination Agreement previously announced on March 19, 2015. Accordingly, the Company’s relationship with JMJ has ended and JMJ will no longer have any conversion rights into WCUI shares.

Pursuant to the Note Termination Agreement, JMJ had agreed to permit full repayment of the Note in the sum of $200,000 payable in two installments of $100,000 each on March 20, 2015, and on April 24, 2015, respectively. On March 19, 2015 the Company completed the first payment to JMJ in the amount of $100,000 and on April 17, 2015 the Company satisfied the second and final payment in the amount of $100,000, ahead of the April 24, 2015 due date.

“Now that Note conversions are behind us, we can continue building shareholder value without battling ongoing infusions of deeply discounted shares into our stock trading market,” stated Andrew J. Kandalepas, CEO and Chairman of WCUI. “With this accomplishment we will immediately eliminate any and all stock dilution related to Note conversions, drastically decrease potential cost of future capital, and will positively impact our financial picture with the removal of the loan obligation as well as restoring share value impairment caused by the derivative treatment of the Note,” Kandalepas added.

About Wellness Center USA, Inc.

Wellness Center USA, Inc. (www.wellnesscenterusa.com) is a hybrid healthcare company that combines best in class technologies, software, devices, providers, protocols, goods, and services. It was created to address important healthcare and wellness needs via breakthrough solutions, all centered around the “well-being of the body and mind”. Wellness Center USA, Inc. is the parent company of three businesses reporting consolidated: Stealth Mark, National Pain Centers, and Psoria-Shield.

Safe Harbor Statement:

Certain statements and projections contained in this presentation that are not statements or financial results of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements and projections include statements regarding any proposed exchange transactions, the anticipated closing date of such transactions and future results following a closing of the transactions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “pending”, “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” While it is not possible to identify all factors, risks and uncertainties that might relate to, affect or arise from the proposed transactions and plans which might cause actual results to differ materially from expected results, such factors, risks and uncertainties include delays in completing the transactions, difficulties in integrating operations following the transactions, difficulties in manufacturing and delivering products, potential market rejection of products or services, increased competitive pressures, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which the parties are engaged, changes in the securities markets and other factors, risks and uncertainties disclosed from time to time in documents that the Company files with the SEC.

Contact Info:

At Wellness Center USA, Inc.

Tel: (847) 925-1885

www.wellnesscenterusa.com

Investor Relations Contact:

Arthur Douglas & Associates, Inc.

Arthur BatsonPhone:

407-478-1120

www.arthurdouglasinc.com